To: AmericaFirst Quantitative Funds Board of Trustees

From: AmericaFirst Capital Management, LLC

Re: Operating Expenses Limitation and Security Agreement Supplement

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Effective February 5, 2016, AmericaFirst Capital Management, LLC hereby agrees to extend the term of the Operating Expenses Limitation and Security Agreement pursuant to paragraph 8 ("Term") of the Operating Expenses Limitation and Security Agreement to February 4, 2017.

AMERICAFIRST CAPITAL MANAGEMENT, LLC

By: /s/ Rick Gonsalves

Name: Rick Gonsalves

Title: Managing Member & Portfolio Manager